Exhibit 10.24
CONFIDENTIAL AND LEGALLY PRIVILEGED

EMPLOYMENT AGREEMENT
between
FEDERAL NATIONAL MORTGAGE ASSOCIATION
and
DAVID O. MAXWELL

EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT, effective as of the 21st day of November, 1989, by and between the FEDERAL NATIONAL MORTGAGE ASSOCIATION (the “Corporation”) and DAVID O. MAXWELL (“Employee”),
WITNESSETH THAT:
          WHEREAS, Employee has been employed by the Corporation as the Chairman of its Board of Directors (the “Board”) and Chief Executive Officer continuously since May 21, 1981;
          WHEREAS, the terms and conditions of Employee’s employment by the Corporation are set forth in an Employment Agreement, dated as of November 15, 1988 (the “Employment Agreement”); and
          WHEREAS, in view of the Corporation’s outstanding operating results the Corporation desires to amend and extend the term of the Employment Agreement; and
          WHEREAS, the terms of this Agreement were duly approved and authorized for and on behalf of the Corporation by the Board at a meeting held on November 21, 1989, at which meeting a quorum was present and voted, and the Chairman of the Compensation Committee of the Board was authorized to finalize and enter into this Agreement with Employee on behalf of the Corporation;
          NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the parties hereto agree to substitute the provisions of this Agreement, in their entirety, for the provisions of the Employment Agreement.

A. EMPLOYMENT TERM
1.	Term and Duties
          (a) The Corporation hereby agrees to employ Employee as Chairman of the Board and Chief Executive Officer of the Corporation, and Employee hereby agrees to serve in such capacity, upon the terms and conditions herein contained, for a term ending on the later of (i) January 31, 1991 and (ii) the last day of the month in which a successor Chief Executive Officer of the Corporation is employed and assumes the duties of his office, but not later than the last day of the month in which is held the Annual Meeting of the Stockholders of the Corporation in 1991. As used in this Agreement, “Employment Term” shall mean the period of time from November 21, 1989 until the later of (i) January 31, 1991 and (ii) the last day of the month in which a successor Chief Executive Officer of the Corporation is employed and assumes the duties of his office, plus any extension of such period pursuant to Paragraph l(c) below or otherwise pursuant to the written agreement of the parties.
          (b) Employee shall perform such duties for the Corporation as may be determined from time to time by the Board; provided, that such duties are reasonable and customary for a chairman and chief executive officer and do not require Employee to relocate his residence from Washington, D.C.
          (c) The Corporation and Employee acknowledge that the Employment Term may be extended for an additional period by mutual written agreement.

2.	Annual Salary
          (a) During the Employment Term, the Corporation shall continue to pay to Employee an annual base salary of not less than $650,000, payable in equal bi-weekly installments on the same dates the other officers of the Corporation are paid. Employee’s base annual salary payable pursuant to this Paragraph (including any increases therein approved by the Board pursuant to this Paragraph) is hereinafter referred to as “Employee’s Basic Compensation.”
          (b) The Corporation and Employee acknowledge that the Board shall, from time to time, review Employee’s Basic Compensation and may increase (but in no event decrease) such payments by such amounts as the Board deems proper. The criteria which the Board may take into consideration in providing for any such increases are the base compensation payable to chairmen and chief executive officers of comparable financial institutions, Employee’s ability and performance, the success achieved by the Corporation, the total economic return to the Corporation’s shareholders, increases in the cost of living, the relationship of the Corporation to its constituents and the public and all such other criteria as the Board may deem relevant.
3.	Employee’s Rights Under Certain Plans Now or Hereafter in Effect
          (a) Executive Pension Plan. Employee and the Corporation acknowledge that Employee previously waived any and all rights which he or his surviving spouse may have had under the

Deferred Compensation Contract (formerly called the “10-Year Deferred Compensation Agreement Program”) and under the Retirement Supplement Award Plan (formerly called the “Incentive Performance Annuity Plan”), and that the Corporation has designated Employee as a participant in the Executive Pension Plan of the Federal National Mortgage Association (the “Executive Pension Plan”). Notwithstanding any of the provisions of the Executive Pension Plan to the contrary, the following provisions shall apply to Employee:
(i)	Employee’s Pension Goal under the Executive Pension Plan shall at all times be equal to at least 60% of his High-Three Total Compensation, as such terms are defined in the Executive Pension Plan, and as modified by this Paragraph 3;

(ii)	Employee’s High-Three Total Compensation shall be determined by reference to the three (3) calendar years or partial calendar years of employment, whether or not consecutive, preceding his termination of employment for any reason or death while employed by the Corporation during which his Total Compensation, as defined in Subparagraph 3(a)(iii) below, was the highest;

(iii)	Employee’s “Total Compensation” means Employee’s Basic Compensation, including amounts deferred by Employee under the Federal National Mortgage Association Optional Deferred Compensation Plan, and any successor plan or plans thereto, and amounts which, pursuant to the election of Employee, the

Corporation has contributed to any cash or deferred arrangement qualified under Section 401(k) of the Internal Revenue Code. Total Compensation shall also include (A) 100% of any cash bonuses awarded to Employee by the Corporation, pursuant to the terms of the Federal National Mortgage Association Annual Incentive Plan (the “Annual Incentive Plan”) or otherwise, with respect to the calendar year in which it is earned and (B) 100% of the amount of any cash paid and the fair market value on the date of delivery of any stock transferred to Employee pursuant to the terms of the Performance Share provisions of the Federal National Mortgage Association Stock Compensation Plan, or any successor plan, with respect to the calendar year in which such cash and stock is paid and delivered; provided, however, that for purposes of the Executive Pension Plan 100% of any cash and stock paid and delivered with respect to the 1988-1990 award cycle shall be deemed to have been paid and delivered in 1990, and 100% of any cash and stock paid and delivered with respect to the 1989-1991 award cycle shall be deemed to have been paid and delivered in 1991. Employee’s Total Compensation shall not include any cash or the fair market value of any stock paid to Employee pursuant to the terms of the Federal National Mortgage Association 1984 Stock

Option Plan or the Stock Option or Restricted Stock provisions of the Federal National Mortgage Association Stock Compensation Plan, or any successor plans;

(iv)	The Corporation acknowledges that Employee has previously satisfied the requirements for full vesting in the benefits afforded under the Executive Pension Plan as modified by this Paragraph 3;

(v)	At the termination of his employment for any reason, Employee shall be paid the actuarially equivalent value of the benefits due under the Executive Pension Plan, as modified by this Paragraph 3, in the form of a single lump cash sum determined on the basis of a joint and 100% survivor annuity as provided in such plan and the actuarial assumptions used in funding the Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil Service Retirement Law for the year ending December 31, 1981, which assumptions included an interest rate of 6%, or such assumptions in effect on the date of Employee’s termination of employment, if more favorable to Employee;

(vi)	If Employee dies before the commencement of payments to him under the Executive Pension Plan, his Surviving Spouse, as such term is defined in such plan, if any, shall be paid in a single lump cash sum an amount equal to the amount that would have been due Employee under the Executive Pension Plan, as modified by this Paragraph 3, had he terminated employment on the day prior to his date of death;

(vii)	No actuarial reduction based on age shall be applied against any benefits payable to Employee or his Surviving Spouse under the Executive Pension Plan;

(viii)	Employee or his Surviving Spouse, if any, shall be paid his or her entire benefits under the Executive Pension Plan in cash within ten (10) days after the date of Employee’s termination of employment for any reason or death, as applicable, regardless of the age of Employee or his Surviving Spouse at such time; and

(ix)	No amendment of the Executive Pension Plan shall decrease the benefits to which Employee or his Surviving Spouse, if any, would have been entitled under such plan as in effect on the date hereof and modified by this Paragraph 3.
          (b) Stock Options. Employee shall have the right to exercise any vested Incentive Stock Option and any vested Non-qualified Stock Option, whenever granted, until it expires by its terms, regardless of whether Employee is employed by the Corporation at the time of such exercise or cancellation. All stock options granted as of July 15, 1986 that shall not already be vested on January 31, 1990 shall vest on such date if Employee is still employed by the Corporation under this Agreement on such date.

All stock options granted as of November 15, 1988 that shall not already be vested on January 31, 1991 shall vest on such date if Employee is still employed by the Corporation under this Agreement on such date.
          (c) Annual Incentive Plan. Employee’s Maximum Potential Award as such term is defined in the Corporation’s Annual Incentive Plan for each year during the Employment Term shall be at least 80% of Employee’s Basic Compensation. The amount to be paid with respect to such Award for each such year shall be determined by the extent to which any Corporate Goals, as such term is defined in such plan, are attained. Employee’s Award to be earned in any year after 1990 in which Employee is not employed by the Corporation under this Agreement for the full year because of the expiration of the Employment Term, but in which he is employed for at least five (5) months of such year, shall be paid pro rata in January of the next following year based upon the extent to which any Corporate Goals are attained and the number of months Employee is employed by the Corporation under this Agreement during the year in which such Award is earned.
          (d) Restricted Stock. All shares of restricted stock granted to Employee as of July 15, 1986 and November 18, 1986 that shall not already be vested on January 31, 1990 shall vest on such date if Employee is still employed by the Corporation under this Agreement on such date.
          (e) Performance Shares. If Employee is still employed by the Corporation under this Agreement on the last day of the month in which is held the Annual Meeting of the Stockholders of the Corporation in 1990, Performance Shares granted for the 1988-1990 award cycle shall be paid in full (rather than pro rata) in January 1991, based upon the extent to which the corporate goals established for such award cycle are actually attained by the end of such award cycle. If Employee is still employed by the Corporation under this Agreement on January 31, 1991, Performance Shares granted for the 1989-1991 award cycle shall be paid pro rata in January 1992, based upon the extent to which the corporate goals established for such award cycle are actually attained by the end of such award cycle and the number of months Employee is employed by the Corporation under this Agreement during such award cycle. Employee’s Performance Shares, whenever granted, shall not be subject to deferral beyond the January following the end of the award cycle in which they are earned.
          (f) General Rights Under Benefit Plans. The parties hereto agree that nothing contained herein is intended to or shall be deemed to affect adversely any of Employee’s rights as a participant under any long or short-term bonus, stock option, restricted stock or other executive compensation plans, or under any perquisite, disability, retirement, stock purchase, thrift and savings, health, medical, life insurance, or similar plans of the Corporation now or hereafter in effect. Employee shall at all times during the Employment Term be entitled to participate in all long or short-term bonus, stock option, restricted stock and other executive compensation plans, and in all perquisite, disability, retirement, stock purchase, thrift and savings, health, medical, life insurance, and similar plans of the Corporation which are from time to time in effect and in which other senior officers of the Corporation are entitled to participate. The Corporation shall pay or reimburse Employee for all reasonable travel expenses incurred by Employee’s spouse in accompanying Employee on his trips made on behalf of the Corporation during the Employment Term. During any period in which Employee, his spouse or other dependents are entitled to health and medical coverage pursuant to any provision of this Agreement, such coverage shall include the prompt payment or reimbursement of any and all medical, dental and hospitalization expenses, even if not covered by the Corporation’s health and medical plans, including, without limitation, the cost of a private room in any health care facility. Except as otherwise provided in this Agreement, Employee’s participation in such plans shall be in accordance with the provisions of such plans applicable from time to time, it being the intention of the parties hereto that nothing in this Agreement shall decrease the rights and benefits of Employee or his spouse or other dependents under any such plans as may be in effect from time to time. If for any reason any benefits payable pursuant to this Agreement cannot be paid under the Corporation’s employee benefit or executive compensation plans, such payments shall be made out of the general assets of the Corporation.
4.	Termination Without Cause or Termination or Resignation Upon a Change of Control
     (a) Notwithstanding any other provision hereunder, the Corporation shall have the right to terminate Employee’s employment hereunder without cause at any time during the Employment

Term for any reason in the sole discretion of the Corporation by not less than ninety (90) days’ prior written notice to Employee. If Employee’s employment is terminated pursuant to the immediately preceding sentence or if, within six (6) months after a Change of Control (as hereinafter defined), Employee’s employment is terminated by the Corporation or Employee for any reason:
(i)	the Corporation shall immediately pay Employee the amount of any bonus previously earned but not paid, in addition to a bonus equal to Employee’s Maximum Potential Award under the Corporation’s Annual Incentive Plan for the year in which such termination occurs;

(ii)	all stock options and restricted stock awards of Employee shall be immediately vested and all performance shares shall be paid in full computed on the assumption that 100% of the targeted level of company performance has been met, and using the date of the termination of his employment as the valuation date;

(iii)	Employee shall continue to participate in all employee welfare benefit plans, including health and medical plans as modified by Paragraph 3(f) above, and receive all perquisites until such time, if ever, as Employee shall obtain comparable benefits from another employer;

(iv)	the Corporation shall continue to provide Employee with an office and secretary as appropriate to his former position of Chairman of the Board and Chief Executive Officer of the Corporation;

(v)	the Corporation shall continue to pay Employee Employee’s Basic Compensation in effect at the time of such termination until the expiration of the Employment Term;

(vi)	Employee shall immediately be paid all amounts due under the Executive Pension Plan in accordance with Paragraph 3 above.
     (b) Upon any material change of Employee’s functions, duties or responsibilities which would for any reason cause Employee’s position with the Corporation to become of lesser importance, or if, for any reason Employee shall no longer be designated as the Chairman of the Corporation, Employee shall have the right, upon not less than ninety (90) days’ written notice to the Corporation given within a reasonable period of time not to exceed four calendar months after the event giving rise to said right, to treat such event as a termination by the Corporation of his employment pursuant to Paragraph 4 (a) above, and all of the provisions of this Agreement applicable in such case shall then become operative.
     (c) In case of a termination pursuant to Paragraph 4 (a) or 4(b) above, Employee shall have no obligation to seek employment and, if Employee obtains employment, no amount due hereunder shall be offset against any amount earned pursuant to such employment .

     (d) A “Change of Control” shall have occurred if there is (i) a change in the composition of a majority of the Board of Directors elected by shareholders within 12 months after any “person” (as such term is used in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities representing 25 percent or more of the combined voting power of the then outstanding securities of the Corporation, (ii) a change in the authority of the Corporation to carry on its business that would materially restrict the general scope of authorized business activities, (iii) a change in the current legal or regulatory structure, other than one sought by management, that would materially impair the Corporation’s ability to borrow as a “federal agency” borrower, or (iv) an action by the Secretary of HUD to reduce the ratio of the Corporation’s debt to its capital under Section 304(b) of the Charter Act that would materially affect the Corporation’s ability to function as a profitable business.
5.	Termination by Employee; Breach by Employee
     (a) Notwithstanding any other provision hereunder, Employee shall have the right to terminate his employment by the Corporation at any time for any reason in the sole discretion of Employee by not less than ninety (90) days’ prior written notice to the Corporation. Upon receipt of any such written notice from Employee, the Corporation shall have the option exercisable by written notice to Employee within thirty (30) days thereafter to designate any date prior to the expiration of the aforesaid notice period as the date on which Employee shall cease to be an officer and employee of the Corporation, and the effective date of termination hereunder shall be any such earlier date so designated by the Corporation.
     (b) Notwithstanding any other provision hereunder, the Corporation may terminate Employee’s employment hereunder for “Cause” which shall mean that Employee has materially breached this Agreement by engaging in dishonest or fraudulent actions or willful misconduct that is materially injurious to the business of the Corporation. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause without (i) reasonable notice to Employee setting forth the reasons for the Corporation’s intention to terminate for Cause, (ii) an opportunity for Employee, together with his counsel, to be heard before the Board and (iii) delivery to Employee of a notice of termination from the Board stating its good faith opinion that Employee was guilty of conduct set forth above and specifying the particulars thereof in detail.
     (c) In case of a termination pursuant to Paragraph 5(a) or 5(b) above, Employee shall be entitled to salary accrued to date of termination and any benefits or awards vested prior to such date, including, without limitation, his right to receive a pension under the Executive Pension Plan computed in accordance with Paragraph 3 above and his continuing right to exercise any vested Incentive Stock Option and any vested Nonqualified Stock Option pursuant to Paragraph 3(b) above. If Employee voluntarily terminates his employment with the Corporation during the Employ-

ment Term under circumstances in which a participant in the Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil Service Retirement Law, as in effect on November 18, 1986, would be eligible for Early Retirement Income, as such term is defined in such plan, Employee shall be entitled to all retiree benefits and perquisites to which other senior executives of the Corporation are entitled upon retirement, and he shall continue to participate in all health and medical plans of the Corporation, as modified by Paragraph 3(f) above, until such time, if ever, as Employee shall obtain comparable health and medical benefits from a new employer. The Corporation shall have no further obligations to Employee. Further, in case of a termination by Employee pursuant to Paragraph 5(a) above (but not in any other case), Employee, for the period ending on the first anniversary of the effective date of his termination, but in no event ending after January 31, 1991, shall not compete with the Corporation. As used herein, “compete” shall mean engaging directly or indirectly in any business or becoming connected directly or indirectly with any business or firm if a substantial part of such business or the business of any such firm involves transactions in what is commonly known and referred to as the secondary market in residential mortgages.
6. Resignation as Board Member
     Unless otherwise requested by the Board, at the termination of his employment for any reason, Employee hereby agrees that he shall simultaneously submit his resignation as a member of the

Board in writing on or before the date he ceases to be an employee of the Corporation. If Employee fails or neglects to submit such resignation in writing, this Paragraph 6 may be deemed by the Corporation to constitute Employee’s written resignation as a member of the Board effective on the same date that Employee ceases to be an employee of the Corporation. If Employee continues to serve as a member of the Board at the request of the Board after his termination of employment, Employee shall be entitled to all benefits provided to other Board members who are not employees of the Corporation .
B. DISABILITY
7. Disability
     (a) If during the Employment Term Employee is prevented from performing his duties hereunder by reason of serious illness or incapacity, the Corporation shall have the right, on sixty (60) days’ prior written notice to Employee, to terminate Employee’s employment. Upon such termination, Employee shall be deemed to have been terminated without cause and shall be entitled to receive all payments and benefits set forth in Paragraph 4 above subject to reductions pursuant to Paragraphs 7(b) and 7(c) below.
     (b) Employee shall have the right in his sole discretion after the date of termination pursuant to Paragraph 7(a) above to engage in regular employment (whether as the employee of another or as a self-employed person) and shall have no obligation to perform services for the Corporation. Any income received from such employment shall directly reduce the Corporation’s obligation to pay Employee’s Basic Compensation hereunder on a dollar-for-dollar basis, but not below zero. Any welfare benefits received by Employee in consideration of such employment shall relieve the Corporation of its obligation to provide comparable benefits hereunder.
     (c) If during the Employment Term Employee becomes entitled to and receives disability benefits under any disability payment plan, including disability insurance, the amount of Employee’s Basic Compensation otherwise payable by the Corporation to Employee pursuant to Paragraph 7(a) above shall be reduced (but not below zero) by the amount of any such disability benefits received by him, but only to the extent such benefits are attributable to payments made by the Corporation.
C. RETIREMENT
8. Retirement.
     If Employee is employed by the Corporation under this Agreement on January 31, 1990, then whenever Employee’s employment by the Corporation terminates for any reason, Employee, in addition to all other pension, retirement and other benefits to which Employee is entitled under benefit plans of the Corporation and this Agreement or otherwise, shall continue to participate in all employee welfare benefit plans of the Corporation, including health and medical plans as modified by Paragraph 3(f) above, until such time, if ever, as Employee shall obtain comparable benefits from a new employer; provided, however, that Employee shall be considered a retiree for the purposes of any such plan if such status would result in his obtaining greater benefits under such plan. The Corporation shall continue to provide Employee with an office and secretary as appropriate to his former position of Chairman of the Board and Chief Executive Officer of the Corporation, and shall continue to pay the cost of his excess personal liability insurance, financial planning and income tax preparation and annual physical examinations until such time, if ever, as Employee shall obtain comparable benefits from a new employer. In addition, at the time of Employee’s retirement, the Corporation shall provide him with a new car of a make and model comparable to that provided under the Corporation’s guidelines for its Chief Executive Officer, as in effect at that time.
D. DEATH
9. Death
          (a) If Employee dies during the Employment Term, in addition to the benefits set forth in Paragraph 3(a) above, the Corporation shall pay to his surviving spouse during each of the next two (2) years following the date of Employee’s death an amount equal to Employee’s Basic Compensation in effect on the date of his death.
          (b) Unless Employee’s employment shall have terminated pursuant to Paragraph 5(b) above, after Employee’s death at any time during or after the expiration of the Employment Term, the Corporation shall continue health and medical coverage, as provided in Paragraph 3(f) above, for Employee’s surviving spouse and other dependents, all at the Corporation’s sole expense. In addi-

tion, the Corporation shall reimburse Employee’s surviving spouse for her cost of excess personal liability insurance and financial planning assistance, including income tax return preparation, as provided to the Employee while employed under this Agreement for the next two (2) years following the date of Employee’s death.
          (c) Nothing contained herein shall reduce any benefit payable to such surviving spouse under the Executive Pension Plan or under any other qualified or nonqualified pension or welfare plan of the Corporation.
E. MISCELLANEOUS
10. Enforcement of Agreement
The Corporation shall reimburse Employee for all legal fees and expenses incurred by him as a result of any termination of employment hereunder (including all such fees and expenses, if any, incurred in contesting or disputing any such termination) or in seeking to obtain or enforce any right or benefit provided by this Agreement.
11. Assignment by Employee
The rights and benefits of Employee and his surviving spouse under this Agreement are personal to him and to her and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.

12. Waiver
          Failure of either party hereto to insist upon strict compliance by the other party with any term, covenant or condition hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment or failure to insist upon strict compliance of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
13. Notice
          Any notice required or desired to be given pursuant to this Agreement shall be sufficient if in writing sent by registered or certified mail to the addresses hereinafter set forth or to such other address as any party hereto may designate in writing, transmitted by hand delivery or by registered or certified mail to the other.
14. Applicable Law
          This Agreement shall be governed by the laws of the District of Columbia.
15. Taxes
          The Corporation shall deduct from all amounts paid under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.

16. Benefit
          Except as is otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon Employee, his spouse, heirs, executors and administrators, provided, however, that the obligations of Employee hereunder shall not be delegated.
17. Entire Agreement
          The parties hereto agree that this Agreement contains the entire understanding and agreement between them and cannot be amended, modified or supplemented in any respect except by an agreement in writing signed by both parties.
          IN WITNESS WHEREOF, the Corporation has caused its name to be ascribed to this Agreement by its duly authorized representative and Employee has executed this Agreement as of the day and the year first above written.

Attest:		FEDERAL NATIONAL MORTGAGE ASSOCIATION
3900 Wisconsin Avenue, N.W.
Washington, D.C. 20016

[ILLEGIBLE]	By	[ILLEGIBLE] Chairman of the Compensation
Committee of the Board of Directors

Witness:

Faith A. Collins		David O. Maxwell

DAVID O. MAXWELL
3525 Springland Lane, N.W.
Washington, D.C. 20008